Exhibit 99.1

SUN HEALTHCARE GROUP

Moderator:  Rick Matros

May 3, 2006

12:00 pm CT

Operator:

Good morning.  My name is Michelle and I will be your conference operator today.  At this time, I would like to welcome everyone to the Sun Healthcare Group First Quarter Earnings conference call.  All lines have been placed on mute to prevent any background noise.

After the speakers' remarks, there will be a question and answer session.  If you would like to ask a question during this time, simply press star, then the number 1 on your telephone keypad.  If you would like to withdraw your question, press star, then the number 2 on your telephone keypad.

Thank you. I would now like to turn the call over to Mr. Mike Berg, Assistant General Counsel. Please go ahead, sir.

Mike Berg:

Good morning and welcome.  I hope you've all seen our press release and quarterly earnings of Sun Healthcare Group for the first quarter.  If not, a copy can be obtained from our Website at www.sunh.com.

Before we begin, I'd like to note that during this quarterly earnings conference call, certain statements may contain forward-looking information such as forecasts of future financial performance.

Although Sun Healthcare Group believes that the expectations reflected in any of its forward-looking statements are reasonable based upon existing trends and information and our judgments as of today, actual results could differ materially from those projected or assumed based on a number of factors, including those factors included in our Annual Report on Form 10-K under the heading Risk Factors, and our other filings with the SEC.

Sun Healthcare's future financial condition and results of operations as well as any forward-looking statements are subject to inherent known and unknown risks and uncertainties.  We do not intend and undertake no obligation to update our forward-looking statements to reflect future events or circumstances.

During today's call, references may be made to non-GAAP financial measures and investors are encouraged to review those non-GAAP financial measures and the reconciliation of those measures to the comparable GAAP results and our report on Form 8-K filed with the SEC earlier today, a copy of which may also be found on our Website.

I will now turn the call over to our Chairman and CEO, Rick Matros.

Richard Matros:

Thanks, Mike.  Thanks for joining our call today.  We're pleased to present the results of our current quarter.  Our earnings presentation is as reported of course but we're also including the performance financials of Peak.  Because Peak was such a material acquisition for the company, we presented financial results for Peak as if it were part of the company in 2005.

We'll do this for the remaining quarters of the year so that way, the audience can see that the improvement we're showing is not just as a result of the acquisition of Peak but on a pro forma basis that the company showed material improvement as well.

Management's focus this year is to improve earnings, cash flow, consolidated margins, and the balance sheet through initiatives in our existing portfolio as follows;  Same-store improvement in the company's Inpatient business, driven primarily through our initiatives to take care of patients with higher acuity.  Those initiatives have yielded improved quality mix for three years now on a quarter-over-quarter basis and we look for that to continue as evidenced in our current results.

Secondly, we will continue our focus on corporate G&A.  The current quarter shows a reduction in the dollars spent on G&A despite the integration of Peak Medical proving out the ability of our infrastructure to leverage acquisitions as well as showing initial results from our process improvement initiative, which Bryan Shaul will talk in a little bit more detail about it in a few minutes.

Thirdly, we will be strategically evaluating our ancillary businesses to determine the best approach to enhance shareholder value.  Some of our ancillary businesses have a diluted effect on the company's consolidated margins.

On our year-end earnings call, we announced the restructuring effort in our Rehabilitation segment.  We are well toward completion and expect material improvement in both profitability and margin in the second quarter of this year.  By the time we release our second quarter earnings, we should have much better visibility relative to how that segment will perform for the remainder of the year.  I will be more specific as to the details of that segment later on in this presentation.  Additionally, we continue to explore acquisition opportunities.

On a consolidated earnings basis, our as-reported revenues for the quarter increased approximately $81 million or 39% from $206.3 million in quarter one '05 to $287 million in quarter one '06, primarily driven by the acquisition of Peak Medical.  I'll provide a specific breakdown when I report on our operating segments as to the remainder of the revenue increase.

Our net income from continuing operations was $2 million for the current quarter, compared to a loss of $1.6 million for quarter one '05.  Our EBITDA from continuing operations was $22.6 million, 7.9% of revenues, up from $12.8 million or 6.2% of revenues in quarter one '05.  Our EBITDA from continuing operations was $9.2 million, 3.4% of revenues, up $3.1 million or 1.5% of revenues in quarter one '05.

On a pro forma basis with Peak in quarter one '05, net revenues increased $20 million or 7.5% increase.  Our net income increased by $1.9 million, our EBITDA increased $1.1 million or 5.1% and our EBITDA increased $1.1 million as well or 13.6%.

On an as-reported basis, our corporate G&A decreased to $11.6 million from $11.8 million in quarter one '05.  As a percent of revenues, our corporate G&A was 4% for the current quarter, down from 5.7% in quarter one '05.  On a pro forma basis, with Peak included, our corporate G&A decreased $1.4 million from $13 million in quarter one '05 to $11.6 million in the current quarter.

I'll turn now to our Inpatient segment.  On an as-reported basis, revenues for the current quarter were up 48.4% to $220.8 million from $148.8 million in quarter one '05; $62.8 million of that $72 million increase was due to the acquisition of Peak Medical.

Revenues were up 5.4% on a pro forma basis from $209.6 million to $220.8 million in the current quarter.  On a standalone basis, the remainder of the Inpatient revenue increase was due to the following:  $1.8 million was due to an increase in Medicare occupancy, 56  basis points, $1.9 million was due to an increase in Medicare Part A rates which were 384.85 in the current quarter, compared to 368.31 in quarter one '05, a 4.5% increase; $4.3 million of the increase was due to an increase in Medicaid rates to $145.15 from $136.73 in quarter one '05 or 6.2% increase; $1.2 million of the increase was in our commercial insurance business.

On an as-reported basis, occupancy was 86.9% for the current quarter, down from 89.9% in quarter one '05, 300 basis points, due to the lower occupancy of the Peak portfolio.  On a pro forma basis, occupancy increased 50 basis points from 86.4%; however, that 50-basis point increase was due to an adjustment in available beds on the Peak portfolio, so on a pro forma basis, our occupancy was flat from quarter one '05 to quarter one '06 on a pro forma basis.

On an as-reported basis, Medicare occupancy increased 30 basis points to 14.2% from 13.9%, with Medicare mix as a percent of revenue up 10 basis points to 31.1% from 31%.  On a pro forma basis, Medicare occupancy increased 80 basis points from 13.4% with Medicare mix as a percent of revenue up 50 basis points from 30.6%.

Our Medicare Part A rates for our nursing homes were up $2.01 sequentially from quarter four '05 to quarter one '06.  So our rates moved on a sequential quarter basis from $335.29 to $337.30 and that, again, is part - Medicare Part A rates for our nursing homes only.

Operating salaries, and benefits as a percent of revenue was 49.2% for the current quarter and 51.1% for Q1 '05 on an as-reported basis.  On a pro forma basis, we actually improved 70 basis points from the first quarter '05.  The actual increase in salaries and benefits on a pro forma basis was 3.9%.

I'll now turn to our Rehab segment.  Our revenue was up 7.1% or $2.3 million to $35.1 million for the current quarter from $32.8 million in quarter one '05.  Our EBITDA was a negative $500,000, down from $2.4 million or $2 million negative change from quarter one '05.  This was due to a number of factors as follows; our salaries and benefits increased $3.3 million or 14.1%.  We had severance costs for the quarter of approximately $235,000 in conjunction with our restructuring.  The therapy cap prior to the implementation of the exception process effected revenues along with RUGs refinement by approximately $1.1 million.  As discussed in our year-end earnings call, we did commence a restructuring of this segment in the current quarter.

The restructuring focused on elimination of low margin or unprofitable contracts, reduction of overhead commensurate with the decrease in the number of non-affiliated contracts, reduction in our sales force to draw extra attention to same-store efficiency rather than bringing on new business that tends to have greater staffing challenges, a lower margin ramp-up, and due to the therapist shortage, corresponding high cost of labor; thereby, causing a disproportionate share of local management's attention to new business.

We've also requested price increases from non-affiliated customers whose business we prefer to retain due to attractiveness of those particular contracts in and of themselves as well as the geographic (spread) with our affiliated business.

The end result of this initiative will be improved profitability and margins on a lower revenue base.  To date, the following actions that are taking place is as follows; we've had close to 50 contract terminations, 74 rate increases which are exclusive of RUGs refinement pricing.  We are getting RUGs refinement pricing adjustments in our existing non-affiliated contracts as well, we had a reduction of overhead of 24 full-time equivalents and related costs which will result in an annual savings of $4 million.

The overhead impact in the second quarter will be approximately $600,000 in savings, partially offset by about $125,000 in severance.  We expect to have this completed by the end of the second quarter and anticipate the third quarter will have savings of approximately $1 million, partially offset by about $100,000 in severance.

We also anticipate that the second half of the year will show gross margin improvement from what is now approximately 13.5% to the high end of the teens.

And now I'll move on to our Staffing segment.  Revenues were up $6.4 million or 42.6% to $21.4 million from $15 million in quarter one '05.  As you know, we had some acquisitions in our Staffing segment over the course of 2005.  Our same-store revenues therefore were up 22.7% to $17.5 million from $14.2 million.  Our EBITDA was up 16.8% to $1.2 million from $1 million, although margins were down 120 basis points for the current quarter at 5.6% compared to 6.8% in quarter one '05.

However, as noted on our year-end call, in order to continue the robust same-store growth we've been experiencing, it was approximately 15% in 2005 over 2004, we needed to increase infrastructure to support that growth.  So we anticipated some margin compression as our revenues continued to ramp up.  We also improved benefits and incentives to improve recruitment and retention.

We view this all as a strategic investment and the 22.7% growth on the same-store basis on our revenues proved out to us that that investment is warranted and we expect to see some margin improvement over the subsequent quarters.

As a result of this investment, overhead as a percent of revenues was 4.2% for the quarter, compared to 3.7% for quarter one '05; salaries and benefits as a percent of revenue increased 50 basis points.  So the overhead as a percent of revenue change and the salaries and benefits of revenue, those two components pretty much comprise the margin issue.

With that said though, our billed-to-pay spread improved by 6.5% in the current quarter and our revenue per hour increased 9.6%.  So again, we're seeing not only improved organic growth in the top-line but we're seeing our billed-to-pay spread improve as well.

I'll now move on to our Home Health segment.  Revenues were up 4.7% to $15.5 million from $14.8 million in quarter one '05.  This was due to increased managed care commercial insurance which increased to 15.3% of our revenues, up from 12.7% of our revenues in quarter one '05.  The Medicare rate freeze that was effective January '06 has an annual impact of approximately $1 million and that's for calendar year 2006.

Additionally, there was a 5% reduction in California Medicaid for Home Health in January and February, which has since been restored; that effected revenues negatively by $60,000 for the quarter.

Our operating salaries and benefits increased $700,000 or 6.3% from quarter one '05.  Our EBITDA, therefore, decreased $300,000 or 3% of revenues from $3.2 million or from - down from 5.1% of revenues as a result of these compounding pressures of no Medicare increase and rising wages.  Management has initiatives in place but to partially mitigate the Medicare rates freeze but we can't say at this time that we'll completely mitigate that rate increase - that rate freeze.

So just let me recapture that one more time. Our revenues in the - our EBITDA as a percent of revenues in quarter one '05 were 5.1% and for the current quarter were 3%.

With that, I'll turn the presentation over to Bryan Shaul, our CFO. Bryan?

Bryan Shaul:	Thank you, Rick. As Rick has already touched on the key operating results, my comments will pertain to balance sheet and liquidity matters. 6

Our working capital deficit at March 31, 2006 was $46.1 million.  This deficit is driven by current debt obligations of $44.5 million that we expect to refinance prior to the end of 2006.  Approximately $33.9 million relates to six mortgages secured by the Clipper properties that are due in December 2006.  We expect that the Clipper Partners will refinance the facilities prior to the maturity date and there will be no change in the underlying terms of our arrangement.

We are currently finalizing the refinancing of five mortgage loans held by one lender having an aggregate balance of $9.8 million and expect to close prior to the end of May.  In addition to the debt obligations, there is an $11.2 million capital lease, which was acquired in the Peak transaction, that is classified as current because we expect to convert it to an operating lease prior to the end of July.  As we complete these transactions and continue our focus on working capital, we expect it to turn positive during the second half of 2006.

We had available liquidity of $71 million at March 31, 2006, as compared with cash and available borrowing capacity of $78.6 million at December 31, 2005.  The liquidity at March 31st is comprised of $16.7 million cash and cash equivalents and $54.3 million of available borrowing capacity under our Amended and Restated Revolving Loan Agreement.

The credit facility was amended on December 2, 2005 to increase the borrowing capacity from $75 million to $100 million.  The defined borrowing base as of March 31st was $95.2 million.  Under certain circumstances, the borrowing capacity of the facility may be expanded up to $150 million.  The facility matures on January 31, 2009.

Turning to cash flow, during the first quarter of 2006, we used $7.1 million for operating activities, compared to $16.2 million used in the first quarter of 2005.  The first quarter generally has a higher use of cash due to annual payments such as our Workers' Comp premium payments and to the payment of prior year incentives that are typically made in the first quarter.  During the first quarter of 2006, we made premium payments of approximately $5 million and incentive payments of $4.2 million.

In addition, net accounts receivable increased $9.4 million from the end of the fourth quarter.  The increase is driven by a slowdown in our collections of approximately one day, an increase in our Medicare revenues near the end of the quarter, and the processing of previously-discussed California rate changes by that State's agencies.  Each of these are timing issues and we expect them to turn around in the next quarter.

Cash used by investing activities during the first quarter of 2006 was $2.7 million.  Disbursements included $3.3 million in capital expenditures made primarily for improvements in our inpatient facilities and system enhancements.

During the quarter, we exercised an option to purchase a building in Montana.  Subsequently, we executed a sale-leaseback of the building, realizing a net gain on transaction of approximately $956,000.  The gain will be amortized over the term of the lease.

Net cash provided by financing activities during the first quarter of 2006 was $9.9 million.  We made a $3 million annual payment on a promissory note to the Federal Government.  The remaining $3 million payment on that note is due on February 28, 2007.  In addition, we made a scheduled payment of $2.1 million on an acquisition loan during the quarter.  We also reduced our long-term debt during the quarter by $2.6 million through normal amortization.  Offsetting these payments was a $17.7 million increase in our revolver.

Total debt increased during the quarter by $10 million, primarily as a result of the increase in our revolver, offset by the payments I previously mentioned.  Total debt of $207.8 million at March 31, 2006 includes $11.2 million related to the capital lease that I previously mentioned and $49.9 million related to the consolidation of the Clipper entities.

For the quarter ended March 31, 2006, pursuant to FIN 46R, we have eliminated net facility rent of $900,000 and included the $49.9 million mortgage debt of Clipper in our consolidated balance sheet, although we are not directly obligated on the debt and we currently own less than 12% of the voting interest in the Clipper properties.

To remind everyone on the call, the "Clipper" entities are considered variable interest entities under FIN 46R, primarily as a result of the owners' right to put the properties to us at some future date.  While the debt is included on our books, Sun is not a party to the loans, nor is their recourse to Sun.  The "Clipper" entities are described more fully in our SEC filings.

Using pro forma, normalized EBITDA and EBITDAR for the 12 months ended March 31, 2006, our leverage at March 31st is as follows:  Debt to pro forma, normalized EBITDA is 4.8 to 1; adjusted debt to pro forma, normalized EBITDAR is 6.6 to 1.  Excluding the Clipper loans, debt to pro- forma normalized EBITDA becomes 3.6 to 1 and adjusted debt to pro forma, normalized EBITDAR becomes 6.4 to 1.

The current portion of Restricted Cash increased $4.9 million from March 31, 2006, primarily as a result of a re-class from the non-current portion.  The current portion includes $16.5 million for Workers' Comp, $4.9 million for GLPL, and $8.6, million primarily related to debt obligations. The non-current portion of Restricted Cash decreased $5 million to $30.5 million.  The non-current portion includes $27.1 million related to Workers' Comp and $3.4 million maintained to repay a mortgage.  At March 31st, we have $6.6 million in letters of credit collateralizing Workers' Comp obligations and $5 million collateralizing GLPL.

Property and Equipment showed a net increase of approximately $300,000 during the first quarter to $188 million, which reflects a $3.3 million cap offset by $3 million of amortization and depreciation.

The current benefit for income taxes of $500,000 for the first quarter of 2006 consisted of $1.2 million of IRS refunds received due to NOL carrybacks and $700,000 of provision for Federal and State income taxes for the period.  We expect to be a taxpayer in 2006 and our effective tax rate should be approximately 40% with our cash payments being somewhat less than that after giving effect to the impact of our NOL carryforwards.

During the last quarter's earnings call, I discussed the impact of Section 382 limitations on our Federal and State NOL carryforwards.  Based on our preliminary calculations, we currently have approximately $84 million of Federal and $47 million of State utilizable NOL carryforwards with expiration dates through the year 2026.  This represents a $10 million increase for both Federal and State utilizable NOLs as we continue to refine our calculations.  The combined maximum Federal NOL carryforward that can be utilized in any one year is approximately $5.8 million.

We continue to maintain our focus on our corporate, general, and administrative expenses.  For the three months ended March 31, 2005, our G&A expenses were 5.7% of reported revenues; that is before the Peak acquisition.

On a pro forma basis, combining Sun and Peak's historical results of the operations for the quarter ended March 31, 2005, G&A expenses were $4.9% of combined revenues for the period.  For the current quarter ended March 31, 2006, after the Peak acquisition, G&A expenses were 4% of revenues.

While we have had to add a few people to accommodate the additional transaction volumes in certain departments, we have managed to be very diligent about adding any unnecessary costs.  Furthermore, our process improvement efforts kicked into high gear following the successful integration of Peak.  We have brought in outside consultants this quarter to assist us on specific projects that our process improvement team had identified.  We expect continued improvement in our G&A costs as a percent of revenues.

Finally, we are pleased to present a quarter that reflects net earnings from operations and positive equity and look forward to continuing the trend.  That concludes my prepared remarks for today and I'll now turn it back over to Rick.

Richard Matros:

Thanks, Bryan.  I had mentioned earlier that we still continue to focus on our acquisition opportunities and certainly we look at those on a regular basis.  The difference for us now though is last year was critical for us to get a material acquisition done and the acquisition of Peak, in conjunction with our equity offering in December, was transformative for the company whether you look at it from an income statement perspective, a balance sheet perspective, or a credit perspective.

As we move forward into 2006, while we'd like to get some acquisitions done and certainly will do so, if we find some compelling acquisitions to consummate, we've got so many levers to push right now on a continuing operations basis that we continue to feel good about our opportunity to improve earnings and cash flow and not be dependent at all on getting an acquisition done specifically, as I mentioned.

But to summarize, we feel very good about the improvement in our Inpatient business and regardless of how you want to look at the metrics, whether you look at the metrics on an as-reported basis or a pro forma basis or a same-store basis, we showed significant improvement in our Inpatient operations.  And that's the core of the company that drives this company to earnings and cash flow.

Secondly, as I had mentioned and Bryan mentioned, we are starting to see some nice movement in our infrastructure and the external firm that we brought in to assist us really will kick it up into high gear and they understand that they are mandated to leave no stone unturned and there are no barriers to them in terms of looking at any opportunities we have out there.

So the other area really for us to focus on in terms of opportunity, again, as I mentioned, but just to summarize, is the ancillary.  We really believe that the Rehab segment is an integral part of the success of our Inpatient segment and so we'll continue to execute on the restructuring we're doing there and everything that we set out to do is really happening within the timeframe that we said in terms of our own internal expectations.

So we have - we're confident that that's going to show material improvement on a sequential basis and, again, that we'll have some good visibility to how that (unit will look) in the subsequent two quarters of the year.

We continue to be pleased by the growth of our Staffing company.  And the Home Health company continues to struggle; obviously, though the Medicare freeze on the business, that is not particularly large.  It did hurt us but we'll see how these operational initiatives turn out.

So again, the whole focus here is to get these margins on a consolidated basis to the next level because if you look at our margins on the Inpatient side, we're in a very competitive range now.  So we feel good about that.  And it's really the focus on the ancillary margins and continued reduction in G&A that will help us on a consolidated basis get those margins up into a more competitive or respectable area.

And so with that, I'll turn it over to questions and answers. 11